EXHIBIT 10.44

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective the 9th day of March, 2015 by and between Derma Sciences, Inc., a business corporation organized under the laws of the State of Delaware (“Employer”), and John Caminis, M.D. (“Employee”).

WHEREAS, Employee is to be employed by Derma Sciences as its Chief Medical Officer,

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, hereby agree as follows:

1.          Employment. Employer hereby employs Employee, and Employee agrees to be employed by Employer, as Employer’s Chief Medical Officer with such duties appropriate to his office as may be assigned, from time to time, by the Chairman and Chief Executive Officer of Employer and upon the terms and conditions hereinbelow set forth. Employee’s estimated date of commencement of employment is March 9, 2015.

2.          Time and Efforts. Employee will devote substantially all of his business time and efforts to his duties hereunder.

3.          Compensation. During the Term hereof Employer shall pay compensation to Employee as follows:

(a) Base compensation at the rate of $325,000;

(b) A signing bonus of $50,000 payable with the first payroll after commencement of employment;

(c) an annual cash bonus as determined by the Board of Directors. For 2015, Employee’s target bonus shall be 30% of Base compensation;

(d) Options to purchase 15,000 shares of Derma Sciences’ Common Stock (“Stock Options”) to vest in four (4) equal annual installments commencing one year from date of commencement of employment;

(e) 15,000 Stock Options to vest based on performance criteria as outlined on Exhibit A hereto;

(f) 5,000 Restricted Share Units to vest based on performance criteria as outlined on Exhibit A hereto.

Sections 3(d)–(f) represent the total equity-based compensation for Employee for 2015. Reviews by the compensation committee of Employee’s base compensation and incentive compensation shall be undertaken not less often than annually. The principal criteria utilized by the compensation committee in the conduct of its reviews shall be the extent to which Employer attains its performance objectives and the extent of Employee’s contributions thereto.

5.          Term. This Agreement shall be effective as of the date hereof and shall expire two years from the effective date of this Agreement unless sooner terminated pursuant to Section 6 hereinbelow or unless renewed or extended by mutual agreement of the parties hereto.

6.          Severance. In the event that Employer, without cause, either terminates the Employment of Employee or fails to renew this Agreement upon expiration hereof, Employer shall pay to Employee severance compensation in an amount equal to one year of Employee’s annual rate of base compensation as in effect immediately prior to such termination or expiration, as applicable. The severance shall be paid in twelve equal monthly installments commencing on the first day of the month following the date of termination or expiration, as applicable. In addition, during the twelve month period following the date of termination or expiration, as applicable, Employer shall provide Employee with the same health care benefits provided by Employer to its active employees at the Employer’s cost.

2

7.          Taxation. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Employee hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In addition, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything contained herein to the contrary, Employer shall not be considered to have terminated employment with Employer purposes of this Agreement unless Employee has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §l.409A-l(h)(l)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Employee pursuant to this Agreement on account of the Employee’s separation from service that would otherwise be due hereunder within six months after such separation from service shall nonetheless be delayed until the first business day of the seventh month following Employee’s separation from service (or, if earlier, the date of his death). The first payment that can be made to Employee following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Code Section 409A(a)(2)(B)(i). In no event may Employee, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Employee further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Employee under Section 409A is solely the responsibility of Employee.

3

8.          Option Exercise Extension. In the event that Employer, without cause, either terminates Employee’s employment or fails to renew this Agreement upon expiration hereof, then the period to exercise any option to purchase the securities of Employer of which Employee may be possessed shall be extended to the earlier to occur of (i) the expiration thereof as set forth in the option instrument or (ii) the 10th anniversary of the original date of grant.

9.          Claw Back of Bonus and/or Incentive Compensation. Employee understands that he is a Covered Person under, and agrees to comply with, the Derma Sciences, Inc. Claw Back Policy attached hereto as Exhibit B, including consenting to any amendments to the Policy that may be made pursuant to the terms thereof.

4

10.         Release. Notwithstanding anything to the contrary in this Agreement, Employer shall have no obligation to pay or provide any benefits to Employee under Sections 6 or 8 of this Agreement unless and until Employee timely executes a waiver and release of claims in a form provided by Employer (the “Release”) and the Release has become effective and irrevocable in accordance with its terms. In the event a payment of benefit is subject to Employee’s execution and delivery of a Release, (a) Employer shall deliver the Release to Employee within ten (10) business days following the date of termination, and Employer’s failure to deliver a Release prior to the expiration of such ten (10) day period shall constitute a waiver of any requirement to execute a Release; (b) if Employee fails to execute a Release on or prior to the Release Delivery Deadline (as defined below) or timely revokes his acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (c) in any case where the date of termination and the Release Effectiveness Deadline (as defined below) fall in two separate calendar years, any payments required to be made to Employee that are conditioned on the Release and are treated as non-qualified deferred compensation for purposes of Section 409A shall commence in the later calendar year. For the purposes of this Section 10, “Release Delivery Deadline” shall mean the date that is twenty-one (21) calendar days following the date upon which Employer timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such term is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) calendar days following such delivery date. For purposes of this Section 10, “Release Effectiveness Deadline” shall mean the date that is seven (7) calendar days following the Release Delivery Deadline. Except as otherwise provided in Section 7 hereof, the extent that any payments of benefits due under this Agreement are delayed pursuant to this Section 10, such amounts shall be paid in a lump sum (without interest) on the first payroll date following the date that the Release becomes effective and irrevocable in accordance with its terms or, in the case of any payments subject to Section 10(c) above, on the first payroll period to occur in the subsequent calendar year, if later.

5

11. Benefits. Employee shall be entitled to PTO (Paid Time-Off) at an accrual of 20 days per year and up to 6 paid sick days per year. Employee shall be entitled to receive medical, dental and other employee benefits as are currently offered and may in the future be offered to similarly situated employees by the Company. Such benefits currently include eligibility for Medical, Dental, Vision, Life & AD&D, LTD and eligibility for the Company’s 401(k) Plan after 90 days of employment. These benefits may be modified or discontinued by the Company at any time.

IN WITNESS WHEREOF, this Agreement has been executed by Employer and Employee as of the date first hereinabove written.

EMPLOYER:

DERMA SCIENCES, INC.

By:	/s/ Edward J. Quilty
Edward J. Quilty
Chairman and Chief Executive Officer

EMPLOYEE:

By:	/s/ John Caminis
John Caminis, M.D.

6

Exhibit A

Option Vesting

For the Stock Options set forth in paragraph 3(e) and the Restricted Share Units set forth in Section 3(f):

(a) 75% of such Stock Options and Restricted Share Units shall vest at such time as the Phase III DSC-127 clinical trials (Stride 1 and Stride 2) have achieved 100% enrollment, provided 100% enrollment is achieved on or before December 31, 2015. If less than 100% enrollment is achieved on or before December 31, 2015, partial vesting will be determined by the Compensation Committee.

(b) 25% vested upon completion of other scheduled clinical trials as determined by the Compensation Committee.

7

Exhibit B

Claw Back Policy

8